As filed with the Securities and Exchange Commission on July 29, 2020
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C.  20549
FORM S-8
REGISTRATION STATEMENT
 Under
The Securities Act of 1933
 MONITRONICS INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

State of Delaware	1990 Wittington Place	74-2719343
(State or other jurisdiction of	Farmers Branch, Texas 75234	(I.R.S. Employer Identification No.)
incorporation or organization)	(Address of principal executive offices) (Zip code)

Monitronics International, Inc. 2020 Incentive Award Plan
(Full title of the plan)

Fred A. Graffam III	Copy to:
Executive Vice President and Chief Financial Officer	David J. Miller, Esq.
1990 Wittington Place	Jesse P. Myers, Esq.
Farmers Branch, Texas 75234	Latham & Watkins LLP
(972) 243-7443	811 Main Street, Suite 3700
(Name, Address and Telephone Number, Including Area Code, of agent for service)	Houston, TX 77002
(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	2,500,000 shares	$3.91 (3)	$9,775,000	$1,268.80
(1)          Pursuant to Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of the Registrant’s Common Stock, par value $0.01 per share (“Common Stock”), which become issuable under the Monitronics International, Inc. 2020 Incentive Award Plan (the “Plan”) by reason of any stock split, stock dividend, recapitalization, or other similar transaction.
(2)          With respect to shares available for future issuance, estimated in accordance with Rule 457(c) and 457(h) of the Securities Act for purposes of calculating the registration fee, the Proposed Maximum Offering Price Per Share is $3.91, which is the average of the high and low prices of the Registrant’s Common Stock as reported on the OTCQX Best Market of the OTC Markets Group Inc. on July 27, 2020.
(3)          Represents 2,500,000 shares of Common Stock available for future issuance under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by Monitronics International, Inc. (the “Registrant”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)   the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 30, 2020, and the Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2019, filed with the SEC on May 8, 2020;

(b)   the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 15, 2020; and

(c)   the Registrant’s Current Reports on Form 8-K, filed with the SEC on March 2, 2020, April 9, 2020, April 29, 2020, May 6, 2020 and June 22, 2020.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to such specific section of such statements as set forth therein.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.   Description of Securities.

General

The Registrant is authorized to issue forty-five million (45,000,000) shares of the Registrant’s common stock, par value $0.01 per share, of which 22,500,000 shares are issued and outstanding, and five million (5,000,000) shares of preferred stock, par value $0.01 per share, of which no shares are outstanding.

Common Stock

Voting Rights

Each share of the Registrant’s common stock entitles its holder to one vote. The Registrant’s common stock votes as a single class on all matters on which stockholders are entitled to vote, except as otherwise provided in the certificate of incorporation or as required by law. Generally, all matters to be voted on by stockholders, other than the election of directors, must be approved by a majority of the Registrant’s common stock, then-issued and outstanding, subject to the rights granted to any series of preferred stock. Subject to the rights of the holders of any series of preferred stock to elect directors, directors shall be elected by a plurality of the voting power present in person or represented by proxy and entitled to vote generally in the election of directors. No stockholder shall be entitled to exercise the right of cumulative voting.

Dividends

Holders of the Registrant’s common stock share equally, on a per share basis, in all dividends and other distributions in cash or stock of any entity or property of the Registrant, if any, declared by the board of directors, subject to any rights of the holders of any series of preferred stock.

Preemptive Rights

If at any time the Registrant or any of its subsidiaries propose to issue shares of the Registrant’s common stock or other equity securities (including preferred equity), or any options, warrants, rights or other securities that are convertible into, or exchangeable or exercisable for, any shares of the Registrant’s common stock or other such equity securities, each stockholder that at the time of such offering that, together with its affiliates, holds at least 10% of the total shares of the Registrant’s common stock outstanding (a "Significant Stockholder") at the time of the offering in question will, subject to certain exceptions specified in the certificate of incorporation, have the right to purchase up to such stockholder's pro rata portion of any such securities.

Other Rights

On liquidation, dissolution or winding up of the Registrant, after payment in full of all outstanding debts and liabilities of the Registrant and subject to the rights of the holders of any series of preferred stock, all holders of the Registrant’s common stock are entitled to receive a pro rata amount of any distribution of the remaining assets. All the outstanding shares of the Registrant’s common stock will be validly issued, fully paid and nonassessable.

Preferred Stock

The board of directors will have the authority, without action by its stockholders, to designate and issue preferred stock of the Registrant in one or more series and to designate the rights, powers, designations, qualifications, limitations, restrictions and preferences of each series and any qualifications, limitations or restrictions thereof, which may be greater or less than the rights of the Registrant’s common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the Registrant’s common stock until its board of directors determines the specific rights of the holders of any series of preferred stock. However, the effects might include, among other things:

•restricting dividends on the Registrant’s common stock;

•diluting the voting power of the Registrant’s common stock;

•impairing the liquidation rights of the Registrant’s common stock; or

•delaying or preventing a change in control of the Registrant without further action by its stockholders.

Anti-Takeover Effects of the Certificate of Incorporation and Bylaws and Delaware Law

Some provisions of Delaware law and the certificate of incorporation and bylaws could make the following more difficult:

•acquisition of the Registrant by means of a tender offer or merger;

•acquisition of the Registrant by means of a proxy contest or otherwise; or

•removal of the incumbent officers and directors of the Registrant.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of the Registrant to first negotiate with the Registrant's board of directors. The Registrant believes that the benefits of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire control of the Registrant outweighs the disadvantages of discouraging those proposals because such negotiation could result in an improvement of the terms of such proposal.

Election and Removal of Directors

The certificate of incorporation provides that the board of directors is divided into three classes. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected. Each director shall hold office until the annual meeting of stockholders for the year in which such director's term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Certain stockholders have the right to enter into an agreement with the Registrant entitling them to nominate one or more persons for election to the board of directors (a "Director Nomination Agreement"), and the certificate of incorporation provides that a director nominated pursuant to such an agreement may not (for so long as the agreement remains in effect) be removed without cause except with the prior written consent of such stockholder. The certificate of incorporation provides that until the date of the first annual meeting of stockholders following August 30, 2021, no director appointed on August 30, 2019 (an “Initial Director”) (other than the chief executive officer) may be removed from the board of directors without cause, except with the prior written consent of the stockholder(s) who designated such Initial Director as identified in the Plan. This system of electing and removing directors may initially discourage a third party from making a tender offer or otherwise attempting to obtain control of the Registrant because it generally makes it more difficult for stockholders to replace a majority of the directors.

The certificate of incorporation provides that, except as otherwise required by applicable law and subject to the rights of holders of any series of preferred stock and to the restrictions described above with respect to the Initial Directors and directors nominated pursuant to a Director Nomination Agreement, any director or the entire board of directors may be removed from office at any time, with or without cause, by stockholders holding, in the aggregate, a majority of the outstanding shares of the Registrant’s common stock and any then outstanding shares of preferred stock entitled to vote in an election of directors, voting as a single class, either by written consent or by the affirmative vote of such stockholders.

Size of Board and Vacancies

The certificate of incorporation initially fixed the size of the board at seven (7) directors, and the total number of directors may be increased or decreased (but to no less than five (5) or no more than nine (9) directors) from time to time only pursuant to a resolution adopted by directors representing at least three-fourths of the whole board. Any vacancies in the board of directors (other than the board seat designated for the chief executive officer) resulting from a director's death, resignation, retirement, disqualification, removal from office or other cause will be filled by (i) the majority vote of the remaining directors in office, even if less than a quorum, (ii) by majority vote of the holders of shares of the Registrant’s common stock (and shares of any series of preferred stock entitled to vote with the holders of the Registrant’s common stock in an election of directors) present in person or represented by proxy at a duly called meeting of stockholders, or (iii) by written consent of holders of a majority of the shares of the Registrant’s common stock (and shares of any series of preferred stock entitled to vote with the holders of the Registrant’s common stock in an election of directors) to serve until the end of the then-current term for such director, subject to the rights of certain Significant Stockholders to nominate directors as provided in a Director Nomination Agreement.

Stockholder Action by Written Consent

The certificate of incorporation provides that any stockholder action that may be effected at a duly called annual or special meeting of stockholders may be effected by a written consent or consents by stockholders in lieu of such a meeting. Any such action by written consent will require the consent of stockholders that own or hold the same percentage of shares of the Registrant’s common stock that would be required to take the same action at a stockholder meeting at which all then-issued and outstanding shares of the Registrant’s common stock entitled to vote thereon were present and voted.

Amendment of the Registrant's Bylaws

Subject to the rights of the holders of any series of preferred stock, the board of directors is expressly authorized to amend or repeal the bylaws pursuant to a resolution adopted by directors representing a majority of the total number of authorized directorships (whether or not any vacancies exist) at such time (the whole board), and the stockholders will also have the power to amend or repeal the bylaws by the affirmative vote of holders of a majority of the then-issued and outstanding shares of the Registrant’s common stock; provided in each case that any amendment or repeal of the bylaws by the board of directors or the stockholders shall be subject to such additional restrictions (which may include, without limitation, majority or supermajority approval of the board of directors and/or the stockholders to amend or repeal specifically enumerated provisions), if any, as are set forth in the bylaws as in effect at such time.

Amendment of the Registrant's Certificate of Incorporation

In addition to any approvals required by applicable law and subject to the rights of the holders of any series of preferred stock, any amendment or modification to the certificate of incorporation requires (i) approval of the board of directors pursuant to a resolution adopted by directors representing a majority of the whole board and the affirmative vote of holders of a majority of the then-issued and outstanding shares of the Registrant’s common stock, (ii) approval of the board of directors and the affirmative vote of holders of at least 66 2/3% of the then-issued and outstanding shares of the Registrant’s common stock or (iii) solely with respect to any amendment or modification for which the laws of the State of Delaware, as then in effect, do not require the consent of a corporation's shareholders, approval of the board of directors pursuant to a resolution adopted by directors representing a majority of the whole board.

Delaware Anti-Takeover Law

In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person that, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. These restrictions do not apply if, among other things, the corporation's certificate of incorporation contains a provision expressly electing not to be governed by Section 203. In the certificate of incorporation, the Registrant has expressly elected not to be governed by Section 203.

Stockholder Meetings

The certificate of incorporation and bylaws provide that except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, if any, a special meeting of the stockholders may be called only by the chief executive officer, the chair of the board, or by the secretary of the Registrant (the "Secretary") at the request of a majority of the directors or at the written request of one or more stockholders holding, in the aggregate, at least 20% of the total outstanding shares of the Registrant’s common stock.

Advance Notice Procedures

The bylaws establish advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting or a special meeting of stockholders.

Nominations of persons for election to the board of directors may be made in connection with an annual or special meeting of stockholders only pursuant to the Registrant's notice of meeting, by or at the direction of the board of directors, by a Significant Stockholder in accordance with a Director Nomination Agreement to which it is a party, as provided in the certificate of incorporation or the terms of any series of preferred stock or, subject to compliance with the procedures set forth in the bylaws, by any stockholder that, at the time the written notice is delivered to the Secretary, is a holder of record of the Registrant’s common stock or of any series of preferred stock entitled to vote together with the Registrant’s common stock. The proposal of business to be considered by the stockholders may be made in connection with an annual or special meeting of stockholders pursuant to the Registrant's notice of meeting only by any stockholder that, at the time the written notice is delivered to the Secretary, is a holder of record of shares of the Registrant’s common stock or of any series of preferred stock entitled to vote together with the Registrant’s common stock and timely complies with the procedures set forth in the bylaws.

In general, for nominations of persons for election to the board of directors or other business to be properly brought before an annual meeting by a stockholder, the stockholder must comply with the notice procedures set forth in the bylaws including giving notice in writing to the Secretary 60 to 90 days before the first anniversary of the preceding year's annual meeting, or if no annual meeting was held in the preceding year, or if the date of the annual meeting is more than 30 days before or 60 days after such anniversary, such notice must be given not earlier than 100 days prior to the date of such meeting and not later than 70 days prior to such meeting or by the 10th day after the annual meeting is announced, and the business must be a proper matter for stockholder action.

In general, only such business shall be conducted at a special meeting of stockholders as shall have been properly brought before the meeting pursuant to the Registrant's notice of such meeting or as otherwise described above. At a special meeting of stockholders at which directors are to be elected as specified in the Registrant's notice of such meeting, a stockholder who is a stockholder of record at the time such notice of meeting is given and on the record date for the meeting, who is entitled to vote at the meeting and who complies with the notice procedures set forth in the bylaws, may nominate proposed nominees in connection with such election by delivering written notice of such nomination to the Secretary not earlier than 90 days before the meeting and not later than the later of the 60th day prior to the meeting or the 10th day after the meeting is announced.

Actions Requiring Special Approval

The certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock, the taking of any of the following actions requires either (i) approval of the board of directors pursuant to a resolution adopted by directors representing a majority of the whole board and the affirmative vote of the holders of a majority of the then-issued and outstanding shares of the Registrant’s common stock, or (ii) approval of the board of directors and the affirmative vote of the holders of 66 2/3% of the then-issued and outstanding shares of the Registrant’s common stock:

•the merger or consolidation with or into any other corporation or a business combination involving the Registrant, provided that the foregoing voting provision shall not apply to any such transaction as to which the laws of the State of Delaware, as then in effect, do not require the consent of a corporation's shareholders and that is approved by the board of directors pursuant to a resolution adopted by directors representing a majority of the whole board;

•the sale, lease or exchange of all, or substantially all, of the Registrant's assets, provided that the foregoing voting provisions shall not apply to any such sale, lease or exchange as to which the laws of the State of Delaware, as then in effect, do not require the consent of a corporation's shareholders and that is approved by the board of directors pursuant to a resolution adopted by directors representing a majority of the whole board; or

•the dissolution of the Registrant.

Information Rights

During any time that the Registrant is not required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, the Registrant shall provide annual, quarterly and current reports with the same information and disclosures as it would be required to include in such report if it were a reporting company under the Exchange Act, to each holder of the Registrant’s common stock, and shall satisfy such obligation by timely posting all such reports to its website and making such reports accessible to the general public, or by timely and publicly filing all such reports with the SEC on Form 10-K, Form 10-Q or Form 8-K, as applicable. In addition, the Registrant shall host, and each stockholder holding shares of the Registrant’s common stock shall have access to (and reasonable prior notice and dial-in information will be made available to such holders), quarterly conference calls with senior management of the Registrant to discuss the results of operations and financial performance for the relevant reporting period and year-to-date period, which calls shall include a reasonable and customary question and answer session.

Exclusive Forum for Certain Lawsuits

The certificate of incorporation requires, to the fullest extent permitted by law, that all derivative actions brought in the name of the Registrant, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if any such action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder's counsel. Although this provision benefits the Registrant by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may also have the effect of discouraging lawsuits against the Registrant's directors and officers. This provision will not apply to claims brought to enforce a duty or liability created by the Securities Act, Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Item 5.   Interest of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Section 145(a) of Delaware General Corporation Law ("DGCL") provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the DGCL. Section 145(e) of the DGCL further provides that such expenses (including attorneys' fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Registrant's bylaws provide that the Registrant will indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was one of the Registrant's directors or officers or is or was serving at the Registrant's request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant's certificate of incorporation further provides for the advancement of expenses to each of its officers and directors.

The Registrant's certificate of incorporation provides that, to the fullest extent permitted by the DGCL, the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Under Section 102(b)(7) of the DGCL, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit.

The Registrant also maintains a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL or the provisions of the Registrant's certificate of incorporation.

The Registrant has also entered into indemnification agreements with each of the Registrant's directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and such officers to the fullest extent permitted by law and by the Registrant's certificate of incorporation or bylaws.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit Number	Description of Exhibit
4.1	Certificate of Incorporation of Monitronics International, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 4, 2019).
4.2	Bylaws of Monitronics International, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 4, 2019).
5.1	Opinion of Latham & Watkins LLP.*
23.1	Consent of KPMG LLP.*
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (included on signature page).
99.1	Monitronics International, Inc. 2020 Incentive Award Plan, dated July 29, 2020.*
99.2	Form of Time-Vesting Restricted Stock Unit Award Agreement under Monitronics International, Inc. 2020 Incentive Award Plan.*
99.3	Form of Performance-Vesting Restricted Stock Unit Award Agreement under Monitronics International, Inc. 2020 Incentive Award Plan.*

*	Filed herewith.

Item 9.   Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmers Branch, Texas, on the 29th day of July, 2020.

MONITRONICS INTERNATIONAL, INC.

By:	/s/ William E. Niles
William E. Niles
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Monitronics International, Inc., hereby severally constitute and appoint William E. Niles and Fred A. Graffam, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ William E. Niles	Chief Executive Officer (principal executive officer)	July 29, 2020
William E. Niles

/s/ Fred A. Graffam	Chief Financial Officer, Executive Vice President and Assistant Secretary (principal financial and accounting officer)	July 29, 2020
Fred A. Graffam

Director
Patrick J. Bartels, Jr.

/s/ Stephen Escudier	Director	July 29, 2020
Stephen Escudier

/s/ Mitchell G. Etess	Director	July 29, 2020
Mitchell G. Etess

/s/ Michael J. Kneeland	Chairman of the Board of Directors	July 29, 2020
Michael J. Kneeland

/s/ Michael R. Meyers	Director	July 29, 2020
Michael R. Meyers

/s/ Dick Seger	Director	July 29, 2020
Dick Seger